Exhibit 99.1

Amarin Reports Second Quarter 2014 Financial Results

and Provides Update on Operations

- Conference Call Set for 4:30 p.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, August 7, 2014 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter and six months ended June 30, 2014, and provided an update on company operations.

Key Amarin achievements since March 31, 2014 include:

•	Recognized $12.6 million in product revenue from Vascepa® (icosapent ethyl) sales in Q2 2014 compared to $5.5 million in Q2 2013, a 129% increase, reflecting continued improvement in productivity as sales and marketing costs intentionally declined in Q2 2014 compared to Q2 2013

•	Reduced net cash outflows to $13.8 million in Q2 2014 and $41.0 million for the first six months of 2014 keeping the company on track to achieve the previously reported targeted 2014 net cash outflows of less than $80 million

•	Launched co-promotion of Vascepa with Kowa Pharmaceuticals America, Inc.

•	Exchanged $118.7 million of outstanding senior secured convertible notes for new notes resulting in delay of the first put date on the exchanged notes to January 2019

•	Experienced continued increases in managed care coverage and an acceleration of prescription growth in Q2 2014 despite the launch of generic form of the first launched prescription omega-3

•	Expanded our support of collaborative research projects on Vascepa, which made possible the publication of a retrospective analysis of 14 patient cases in Western New York that examined the effect on lipid parameters in hyperlipidemic patients who switched to Vascepa from the first launched prescription omega-3 and showed that most of the switched patients experienced improvements in triglyceride and low-density lipoprotein cholesterol (LDL-C, or “bad” cholesterol) levels

•	Increased patient enrollment in the REDUCE-IT study to over 7,000 of the 8,000 patients for which the cardiovascular outcomes trial was designed

“Financially, operationally and strategically we made important progress in Q2 2014 all of which should position Amarin for further growth,” stated John F. Thero, President and Chief Executive Officer. He added that, “While it is too early to expect significant prescription growth from Kowa’s co-promotion efforts, since mid-May they have become increasingly active in educating target physicians about Vascepa. These co-promotion efforts should add further positive momentum to the increasing prescription trends we witnessed in Q2 from customers we targeted with our sales team.”

The FDA’s Office of New Drugs recently notified Amarin that it requires additional time to respond to the company’s appeal of the rescission of the ANCHOR clinical trial special protocol assessment agreement. Amarin now expects to receive a substantive response to its appeal by mid-September.

Commercialization update

Amarin’s sales representatives in Q2 continued their focus on educating a select group of the highest potential target physicians on the benefits of Vascepa, with both new and recurring prescriptions continuing to increase from these targets.

As expected, Kowa Pharmaceuticals America’s sales team was trained and began co-promotion of Vascepa by the end of May. This co-promotion arrangement is structured to more than double the sales detail levels from that which Amarin’s sales team has achieved on its own, including details to more than twice the number of physicians currently targeted by Amarin’s sales representatives. These co-promotion activities are intended to build on the positive recent prescription trends generated by Amarin’s sales representatives. As is typical for sales representatives promoting a new product, particularly when that product is a therapy for a chronic condition, it takes time for the effect of the co-promotion to take root and impact prescription growth.

Normalized prescriptions (estimated) for the quarter ended June 30, 2014, based on data from Symphony Health Solutions and IMS Health, totaled approximately 110,000 and 93,000, respectively, and grew approximately 18% and 19%, respectively, compared to the quarter ended March 31, 2014. Such prescription growth was primarily generated from higher decile physicians targeted by Amarin’s sales representatives.

During Q2, the prescription drug that most closely competes with Vascepa became generic. Generic forms of this competitive drug are currently priced such that they are more expensive than is Vascepa under most managed care plans. After such generic launch, formulary access to Vascepa, including Tier 2 coverage, continued to improve.

In addition to sales promotion activities, in Q2 2014, Amarin executed multiple initiatives to increase awareness of the efficacy and safety profile of Vascepa and to highlight the need for patients with very high triglycerides to be treated by physicians. In June 2014, Amarin commenced a national partnership with Rick Harrison, star of the hit television show, “Pawn Stars®,” in launching Lower My Trigs™, a national awareness campaign about seeking treatment for very high triglycerides. Amarin engaged Harrison as a spokesperson for the campaign to inform patients and family members, their physicians and other health care professionals about the health risks of very high triglycerides and the importance of patients discussing available treatment options with their physician.

Physician experience with Vascepa continues to increase, and Amarin continues to receive overwhelmingly positive feedback from clinicians and patients regarding the treatment effects of Vascepa. Dr. Richard S. Castaldo, a physician who practices medicine in Upstate New York, recently authored a hypothesis generating publication, titled “A Retrospective Case Series of the Lipid Effects of Switching from Omega-3 Fatty Acid Ethyl Esters to Icosapent Ethyl in Hyperlipidemic Patients,” that is available electronically through Postgraduate Medicine (available at: https://postgradmed.org/doi/10.3810/pgm.2014.05.2775). In this publication, 14 patient cases were reviewed for hyperlipidemic patients who switched to treatment with Vascepa from a competitive omega-3 therapy, a mixture which contains DHA in addition to other components. As documented in the publication, most of the switched patients experienced improvements in triglyceride and low-density lipoprotein cholesterol (LDL-C) levels. This publication and others to potentially follow are the product of company-funded efforts directed to generating additional data on the clinical effects of Vascepa in the future. Since approval, many clinicians have increasingly expressed interest in researching and publishing data reflecting their real-world experience with Vascepa.

Financial update

Amarin reported cash and cash equivalents of $150.5 million at June 30, 2014, representing a net decrease of $13.8 million from reported cash and cash equivalents of $164.3 million as of March 31, 2014 and a net decrease of $41.0 million from reported cash and cash equivalents of $191.5 million as of December 31, 2013. Net cash outflows in the six months ended June 30, 2014 included approximately $24.7 million in sales and marketing related expenses and approximately $16.7 million of costs incurred through the company’s clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study.

The improvement in net cash outflow from operations to $11.3 million in Q2 2014 compared to $27.5 million in Q1 2014 and $52.8 million in Q2 2013 reflects the company’s focus on cash preservation and targeting spend efficiently in order to maximize Vascepa revenues and minimize cash burn. While the company expects its cash flow from operations to continue improving overall, it is anticipated that the company will experience fluctuations in quarterly net cash outflows. As a result of the timing of certain items, including, most significantly, interest payments and supply purchases, the company anticipates that Q3 net cash outflows from operations will exceed Q2 net cash outflows. The company continues to estimate that, during 2014, net cash outflows will be less than $80 million.

Net product revenues for the three months ended June 30, 2014 and 2013 were $12.6 million and $5.5 million, respectively. Net product revenues for the six months ended June 30, 2014 and 2013 were $23.6 million and $7.8 million, respectively. These increases in product revenues are attributable to increases both in new and recurring prescriptions of Vascepa.

Cost of goods sold for the three months ended June 30, 2014 and 2013 was $5.0 million and $2.8 million, respectively. Cost of goods sold for the six months ended June 30, 2014 and 2013 was $9.3 million and $4.1 million, respectively. Gross margin improved to 60% and 61% in the three and six months ended June 30, 2014 as compared to 48% and 47% in the three and six months ended June 30, 2013. The improvement in gross margins in 2014 was primarily driven by lower unit cost active pharmaceutical ingredient, or API, purchases.

Under GAAP, Amarin reported net income of $15.3 million in the second quarter of 2014, or basic and diluted earnings per share of $0.09 and $0.08, respectively. This net income included $2.4 million in non-cash share-based compensation expense, $0.1 million in non-cash warrant compensation income, a $3.0 million gain on the change in fair value of derivatives, and a $38.0 million gain on extinguishment of debt. Amarin reported a net loss of $39.8 million in the second quarter of 2013, or basic and diluted loss per share of $0.26 and $0.34, respectively. This net loss included $5.1 million in non-cash share-based compensation expense, $1.0 million in non-cash warrant compensation income, and an $18.8 million gain on the change in the fair value of derivatives.

For the six months ended June 30, 2014, Amarin reported a net loss of $10.7 million, or basic and diluted loss per share of $0.06 and 0.07, respectively. This net loss included $4.4 million in non-cash share-based compensation expense, $0.2 million in non-cash warrant compensation income, a $7.4 million gain on the change in fair value of derivatives, and a $38.0 million gain on extinguishment of debt. For the six months ended June 30, 2013, Amarin reported a net loss of $101.9 million, or basic and diluted loss per share of $0.68 and $0.77, respectively. This net loss included $10.0 million in non-cash share-based compensation expense, $1.5 million in non-cash warrant compensation income, and a $22.5 million gain on the change in the fair value of derivatives.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives and gain on extinguishment of debt, non-GAAP adjusted net loss was $23.4 million for the first quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.14, as compared to non-GAAP adjusted net loss of $54.5 million for the three months ended June 30, 2013, or non-GAAP adjusted basic and diluted loss per share of $0.36. Adjusted net loss was $51.9 million for the six months ended June 30, 2014, or non-GAAP adjusted basic and diluted loss per share of $0.30, as compared to adjusted net loss of $115.9 million for the six months ended June 30, 2013, or non-GAAP adjusted basic and diluted loss per share of $0.77.

Amarin’s liabilities as of June 30, 2014, excluding the fair value of the non-cash warrant derivative liability, totaled approximately $251.3 million, which includes $122.5 million for the carrying value of exchangeable debt and $94.8 million for the carrying value of the hybrid debt-like financing that we entered into in December 2012.

As of June 30, 2014, Amarin had approximately 172.9 million American Depository Shares (ADSs) and ordinary shares outstanding as well as approximately 9.8 million and 11.9 million equivalent shares underlying warrants and stock options, respectively, at average exercise prices of $1.41 and $5.47, respectively, and 2.3 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 4:30 p.m. ET (8:30 p.m. UTC/GMT) today, August 7, 2014. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13586651.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, and change in value of derivatives. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa® (icosapent ethyl), Amarin’s first FDA approved product, is an ultra-pure, omega-3 fatty acid product available by prescription. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo).

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including the continued expansion of promotional efforts resulting from the co-promotion agreement with Kowa Pharmaceuticals America, the anticipated increase in prescriptions, expectations for revenue growth, product awareness, receptivity of clinicians to and patient experience with Vascepa; expectations regarding managed care coverage migration from Tier 3 to Tier 2 and continued growth in Tier 2 coverage; the pricing terms of commercial supply for Vascepa; expectations regarding cash burn, gross margins and cost of goods sold; the likelihood of becoming cash flow positive; the FDA review of Amarin’s SPA rescission appeal and Amarin efforts related to such interactions; the efficacy, safety and therapeutic benefits of Vascepa; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; and continued enrollment and following of patients in Amarin’s REDUCE-IT cardiovascular outcomes study. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk associated with the FDA’s October 2013 rescission of the ANCHOR SPA agreement; the risk that FDA will follow the negative recommendation of the advisory committee in its review of the ANCHOR supplemental new drug application; the risk that the reductions in the company’s operating expenses will not be sufficient or will hurt sales; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent

Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results, especially in light of the October 2013 negative advisory committee vote, the October 2013 reduction in our sales force by approximately 50% and the March 2014 co-promotion Agreement with Kowa Pharmaceuticals America. Seasonal fluctuations in pharmaceutical sales, for example, may also affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercial launch and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa together with its partner, Kowa Pharmaceuticals America, through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Pawn Stars® is a trademark of A&E Television Networks, LLC. The Amarin group of companies is not affiliated or associated with A&E Television Networks, LLC.

Amarin contact information:

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	June 30, 2014	December 31, 2013
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$150,528	$191,514
Restricted cash	600	1,000
Accounts receivable	6,364	3,645
Inventory, current	17,143	21,209
Deferred tax assets	471	471
Other current assets	2,875	1,563

Total current assets	$177,981	$219,402

Property, plant and equipment, net	472	579
Inventory, long-term	—	5,482
Deferred tax assets	11,937	11,944
Other non-current assets	5,063	4,360
Intangible asset, net	10,386	10,709

TOTAL ASSETS	$205,839	$252,476

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$5,543	$6,375
Accrued interest payable	14,669	12,974
Warrant derivative liability	4,513	6,894
Deferred revenue	—	1,703
Accrued expenses and other current liabilities	13,205	9,594

Total current liabilities	$37,930	$37,540

Long-Term Liabilities:
Exchangeable senior notes	119,167	149,317
Long-term debt	88,700	87,717
Long-term debt derivative liabilities	9,400	11,100
Other long-term liabilities	619	658

Total liabilities	$255,816	$286,332

Stockholders’ Deficit:
Common stock	141,654	141,477
Additional paid-in capital	733,113	738,754
Treasury stock	(217)	(217)
Accumulated deficit	(924,527)	(913,870)

Total stockholders’ deficit	$(49,977)	$(33,856)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$205,839	$252,476

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2014	2013	2014	2013
Product revenues	$12,606	$5,500	$23,573	$7,842
Less: Cost of goods sold	5,025	2,844	9,271	4,131

Gross margin	7,581	2,656	14,302	3,711

Operating expenses:
Selling, general and administrative (1)	21,094	33,961	41,679	73,228
Research and development (1)	11,727	17,489	23,434	39,327

Total operating expenses	32,821	51,450	65,113	112,555

Operating loss	(25,240)	(48,794)	(50,811)	(108,844)

Gain on change in fair value of derivative liabilities (2)	3,011	18,841	7,404	22,461
Gain on extinguishment of debt	38,034	—	38,034	—
Interest expense, net	(4,296)	(9,345)	(8,689)	(18,205)
Other income (expense), net	4,225	(411)	4,241	(536)

Income (Loss) from operations before taxes	15,734	(39,709)	(9,821)	(105,124)
(Provision for) benefit from income taxes	(411)	(65)	(836)	3,192

Net income (loss)	$15,323	$(39,774)	$(10,657)	$(101,932)

Earnings (Loss) per share:
Basic	$0.09	$(0.26)	$(0.06)	$(0.68)
Diluted	$0.08	$(0.34)	$(0.07)	$(0.77)

Weighted average shares:
Basic	172,886	150,694	172,879	150,562
Diluted	207,674	157,043	173,876	157,067

(1)	Excluding non-cash stock and warrant based compensation, research and development expenses were $11,046 and $16,691 for the three months ended June 30, 2014 and 2013, respectively, and selling, general and administrative expenses were $19,486 and $30,672, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities, and forward exchange contracts.

RECONCILIATION OF NON-GAAP LIABILITIES

Unaudited

	June 30, 2014	December 31, 2013
	(in thousands)
Current Liabilities:
Accounts payable	$5,543	$6,375
Accrued interest payable	14,669	12,974
Warrant derivative liability	4,513	6,894
Deferred revenue	—	1,703
Accrued expenses and other current liabilities	13,205	9,594

Total current liabilities	$37,930	$37,540

Long-Term Liabilities:
Exchangeable senior notes	119,167	149,317
Long-term debt	88,700	87,717
Long-term debt derivative liabilities	9,400	11,100
Other long-term liabilities	619	658

Total liabilities - GAAP	$255,816	$286,332

Warrant derivative liability	(4,513)	(6,894)

Total liabilities - non GAAP	$251,303	$279,438

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended June 30,		Six months ended June 30,
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
	2014	2013	2014	2013
Net income (loss) for EPS[1] - GAAP	$15,323	$(39,774)	$(10,657)	$(101,932)
Share based compensation expense	2,394	5,090	4,351	9,963
Warrant compensation income	(105)	(1,003)	(177)	(1,455)
Gain on change in fair value of derivatives	(3,011)	(18,841)	(7,404)	(22,461)
Gain on extinguishment of debt	(38,034)	—	(38,034)	—

Adjusted net loss for EPS[1] - non GAAP	$(23,433)	$(54,528)	$(51,921)	$(115,885)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.14)	$(0.36)	$(0.30)	$(0.77)

Weighted average shares:
Basic and diluted	172,886	150,694	172,879	150,562